FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-255934-11

You have committed to purchase from us certain Class B Certificates from the BMO 2024-C8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2024-C8 (the “Class B Certificates”), and, in connection therewith, we conveyed to you the preliminary prospectus dated March 11, 2024 (the “Prospectus”) and the Bloomberg Launch email on 03/14/24 at 09:45:44 (collectively, the “Time of Sale Information”).  After you committed to purchase the Class B Certificates, we determined that the coupon for Class B is: Class B Fixed Coupon with WAC Cap (ext) (the “New Information”).

In connection with the conveyance of the New Information, we are offering you the opportunity to terminate your investment contract with us for the purchase of the Class B Certificates (the “Existing Contract”) and to enter into a new contract (the “New Contract”) for the purchase of the Class B Certificates on the basis of the New Information.  If you agree, under the terms of the New Contract you will be obligated to purchase the Class B Certificates on March 28, 2024 as described in, and based on, Time of Sale Information as modified by the New Information, at the price confirmed on March 15, 2024.  You may also elect to terminate the Existing Contract and not enter into the New Contract, in which case you will have no obligation to purchase the Class B Certificates. If you elect to terminate the Existing Contract and not enter into the New Contract, please advise us accordingly.

Otherwise, please confirm by reply email no later than 2:00 pm today, March 15, 2024, that you agree to terminate the Existing Contract and enter into the New Contract.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-255934) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or BMO Capital Markets Corp., any other underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling 1-866-864-7760.